Exhibit 15




November 10, 1998



Orion Capital Corporation
Farmington, Connecticut

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Orion Capital Corporation and subsidiaries for the periods ended September 30, 1998 and 1997, as indicated in our report dated October 23, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, is incorporated by reference in Registration Statements No. 2-80636 and No. 333-58941 on Form S-8 relating to the Orion Capital Corporation 1982 Long-Term Performance Incentive Plan, No. 333-58905 on Form S-8 relating to Orion Capital Corporation Equity Incentive Plan, No. 2-63344 and No. 333-58889 on Form S-8 relating to the Orion Capital 401(K) and Profit Sharing Plan, No. 33-59847 and No. 333-58939 on Form S-8 relating to the Orion Capital Corporation 1994 Stock Option Plan for Non-Employee Directors, No. 333-44901 on Form S-8 relating to the Wm. H. McGee & Co., Inc. 401(K) and Profit Sharing Plan, No. 333-55671 on Form S-8 relating to Orion Capital Corporation Employees' Stock Purchase Plan, and No.333-62951 on Form S-8 relating to Retirement Savings Plan for Employees of Guaranty National Insurance Company.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP



Hartford, Connecticut